Exhibit 10.127
                              COMPLETION AGREEMENT


         This Completion Agreement ("Agreement") is made and entered into this day of June, 2000, by and between BCC Development and Management Company ("Owner") and United States Fidelity & Guaranty Company ("Surety").

                                    RECITALS

         WHEREAS, on or about June 24, 1998, Owner entered into a construction contract with CCI Construction Company, Inc. ("Principal") for the construction of an assisted living community known as Outlook Pointe at Chesterfield, located in Chesterfield, Virginia (the "Project"). The construction contract between Principal and Owner, together with all agreed upon Change Orders thereto are collectively referred to as the "Contract."

         WHEREAS, on or about June 24, 1998, Surety executed a Performance Bond for the Project in the penal sum of $3,850,000.00 (the "Performance Bond Penal Sum"). On or about June 24, 1998, Surety executed a separate Payment Bond for the Project in the penal sum of $3,850,000.00 (the "Payment Bond Penal Sum"). The Performance Bond and the Payment Bond are collectively referred to as the "Bonds."

         WHEREAS, on or about February 22, 2000, Principal voluntarily abandoned the Project.

         WHEREAS, on or about March 10, 2000, Owner made a formal written demand upon Surety to cure all defaults and satisfy all obligations of Principal under the Contract pursuant to Surety's obligations under the Bonds.

         WHEREAS, in order to provide for the prompt and orderly completion of the Project, Surety and Owner wish to enter into this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration and intending to be legally bound hereby, Surety and Owner hereby agree as follows:

         1. The parties agree that the Owner will employ forces to complete all remaining work on the Project through Final Completion. Owner shall backcharge against the Contract Balance (as defined herein) all amounts reasonably expended to complete all of the Work under the Contract. Surety shall have the right to review and verify all costs incurred in the completion of the Work and the reasonableness thereof and Surety expressly reserves the right to contest the validity of any backcharge. Owner expressly agrees that upon achievement of Final Completion as per the Contract and identification and assessment of all appropriate backcharges as provided for herein, Surety's obligation under the Performance Bond to complete the construction work required under the Contract shall be deemed to have been satisfied. Surety hereby expressly agrees and acknowledges that, notwithstanding achievement of Final Completion and satisfaction of certain obligations under the Performance Bond, and provided that Owner completes the construction work in full compliance with the requirements set forth in the Contract, Surety shall (i) remain liable for all warranty obligations for the Project and (ii) remain responsible to satisfy its obligations under this Agreement and the Payment Bond. Moreover, Owner expressly reserves the right to assert damage claims under the Bonds and the Contract resulting from defaults of Principal under the Contract.

         2. The parties understand that as of the date of this Agreement:

                  (a) The Contract Sum or Guaranteed Maximum Price under the Contract, including all approved Change Orders is $4,089,160.05.

                  (b) To date, the Owner has paid to the Principal amounts totaling $3,776,419.08.

                  (c) The difference between the amount in subsection (a) and subsection (b) shall be referred to as the "Contract Balance," which as of the date of this Agreement is $312,740.97. The Contract Balance shall be increased or decreased as provided for under the terms of the Contract as a result of any pending Change Orders, claims or other disputed items of work or requests for additional compensation under the Contract. For purposes of this Agreement, any liquidated damages assessed or to be assessed by the Owner under the Contract shall not be applied so as to reduce the Contract Balance.

                  (d) The parties now estimate that the cost to complete the construction work under the Contract is approximately $50,000. This amount is an estimate of the parties based upon available information. This estimate does not constitute a limit on the amount of backcharges that Owner may assess against the Contract Balance nor may it be construed as an acceptance by the Surety of the scope or cost of all work remaining under the Contract. The amount of appropriate backcharges are governed by Paragraph 1 above.

                  (e) The parties reserve the right to verify the accuracy of the Contract Balance. The sole remedy of the parties in the event it is determined that the Contract Balance is inaccurate, is reformation of the Contract Balance set forth in this Agreement.

         3. After completion of the Work and achievement of Final Completion as provided for herein, Owner shall pay to Surety the lesser of the following:

                  (a) The Contract Balance as reduced by all appropriate backcharges for costs incurred by Owner to Complete the Work; or

                  (b) All Payment Bond losses incurred by Surety in satisfaction of claims or liens pursuant to its obligations under the Payment Bond.

Owner shall not offset or otherwise reduce the payment to Surety for liquidated damages, delay damages and other losses incurred as a result of Principal's default under the Contract. Owner shall, however, be entitled to offset and reduce the payment to Surety for any breach by Surety of its obligations under this Agreement.

         4. Surety acknowledges that Owner has been served with Writs of Execution and/or Attachment ("Writs") by Allfirst Bank which designate Owner as a garnishee to satisfy Principal's debt to Allfirst Bank in the amount of $1,600,691.81. Notwithstanding the Writs, Surety has requested that Owner pay all Contract Balance funds remaining after the Owner's completion of the work to the Surety. In lieu of initiating an interpleader action and asking a court to adjudicate the respective rights of Surety and Allfirst Bank to funds (if any) that may in the future become due and payable under the terms of the Contract and/or the Bonds, Owner has agreed to pay money directly to Surety pursuant to the terms of this Agreement; provided, however, that Owner's agreement to make such payments to Surety is conditioned upon Surety's agreement to provide full indemnification for all claims and damages as provided for in this Agreement.

         5. The Surety shall defend, indemnify and hold harmless Owner and its respective past, present, and future administrators, officers, directors, shareholders, employees, predecessors, successors, representatives, agents, attorneys, advisers, assigns, transferees, parents, subsidiaries, partners, members, managers, affiliates and legal representatives (collectively "Indemnitees") from and against any and all claims, liabilities, damages, losses, costs and expenses (including without limitation attorneys' fees), arising out of or related in any way to the Writs and/or payments by Owner to Surety pursuant to the terms of this Agreement.

         6. After receiving notice of any claim by Allfirst for which Indemnification would be available under this Agreement, the Indemnitee shall within a reasonable time period, give notice thereof to Surety, provided that the giving of such notice shall not be a condition of indemnification. After receipt of notice of an Indemnified Claim, Surety agrees to bear all reasonable costs and expenses (including attorneys' fees) incurred in connection with the investigation, negotiation, settlement or defense of any Indemnified Claim, and further agrees to pay all such costs and expenses as incurred on a monthly basis. Surety shall have the right to review all legal costs and other expenses for which indemnification is sought. Surety further agrees to indemnify the Indemnitees from and against any liability, damages, losses or settlements which may be incurred as a result of an Indemnified Claim. The Indemnitees agree to cooperate with Surety and provide Surety information regarding the status of any Indemnified Claims. Surety shall have the right to select counsel of its choice for the defense of any Indemnified Claim, provided that such counsel is reasonably acceptable to Owner, or to tender defense of such claims to the Indemnitees.

         7. With the exception of its liability as set forth in Paragraph 10, the total liability of the Surety under this Agreement and the Performance Bond for completion of the Work under the Contract and payment of all damages incurred by Owner as a result of the defaults of Principal in completing the Work, shall not exceed the Penal Sum of the Performance Bond. Nothing in this Agreement constitutes a waiver of such penal sum or an increase in the liability of the Surety under the Performance Bond.

         8. Owner agrees that it will give Surety prompt notification of any problems, disputes, or claims that occur in respect to the remaining work for the completion of the Contract.

         9. As part of this Agreement, Owner hereby rescinds the notice of default under the Performance Bond for this Project that it issued to Surety on April 13, 2000. Owner has agreed to rescind its notice of default for purposes of implementing this Agreement, and such recession does not constitute an admission or acknowledgement of any kind with respect to defaults (if any) by Surety under the Bonds. Pursuant to the terms of this Agreement, Owner reserves all rights related to any such defaults.

         10. Surety hereby agrees to satisfy or bond off all currently known liens on the Project by all Claimants that have standing to assert claims under the Payment Bond within twenty-one (21) days of the execution of this Agreement. Surety further agrees to keep the Project totally free and clear of all liens and encumbrances that have been or may be asserted by any contractor, subcontractor, supplier, or worker that performed work on or supplied material to the Project on behalf of the Principal prior to the Owner's commencement of its efforts to complete all remaining work under the Contract.

         11. With the exception of its liability as set forth in Paragraph 7, the total liability of the Surety under this Agreement and the Payment Bond for satisfaction of Surety's obligations under the Payment Bond shall not exceed the sum of (i) all amounts paid to Surety by Owner pursuant to the terms of this Agreement, plus (ii) the Penal Sum of the Payment Bond. All amounts in excess of amounts paid directly to Surety by Owner, properly and reasonably expended by Surety to satisfy its obligations under the Payment Bond, shall be credited to Surety against the Penal Sum of the Payment Bond. Nothing in this Agreement constitutes a waiver of such penal sum or an increase in the liability of Surety under the Payment Bond.

         12. Provided that Owner completes all remaining work on the Project in full compliance with the requirements set forth in the Contract, Surety shall be obligated to perform or cause to be performed all warranty work required under the terms of the Contract, whether such work is required before or after achievement of Final Completion. All such warranty obligations shall be coextensive with the warranty obligations under the Contract.

         13. This Agreement is effective as of the date first written above.

         14. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. Owner and Surety do not intend by any provision of this Agreement to create any rights in or increase the rights of any third-party beneficiaries, nor to confer any benefits upon or enforceable rights under this Agreement or otherwise upon anyone other than Owner and Surety. Specifically, Owner and Surety acknowledge that nothing in this Agreement shall extend or increase the rights of any third-party claimants or the liabilities or obligations of Surety under the Bonds.

         15. This Agreement may not be amended or altered in any way except in writing executed by both the parties hereto.

         16. This Agreement shall be governed and controlled by the laws of the State of Virginia.

         17. This Agreement, together with the Contract and the Bonds, constitutes the whole of the understanding, discussions and agreements by and between Owner and Surety. The terms and provisions of this Agreement are contractual and not mere recitals. Owner and Surety acknowledge that there have been no oral, written or other agreements of any kind as a condition precedent to or to induce the execution and delivery of this Agreement. Any written or oral discussion conducted prior to the effective date of this Agreement shall not in any way vary or alter the terms of this Agreement.

         18. Any notices which are required to be given by the terms of this Agreement, the Contract or the Bonds shall be made in writing as follows:

         As to Owner:

         Robin L. Barber, Esquire
         Balanced Care Corporation
         1215 Manor Drive
         Mechanicsburg, PA  17055

         and

         George B. Foster, Esquire

         Kirkpatrick and Lockhart LLP
         Henry W. Oliver Building
         535 Smithfield Street
         Pittsburgh, PA  15222-2312

         As to Surety:

         St. Paul Surety Claims
         Matthew L. Silverstein, Esquire
         P.O. Box 1138 (MC 41)
         Baltimore, MD  21203-1138

         and

         Fred A. Mendicino, Esquire
         Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
         7929 Westpark Drive, Suite 200
         McLean, VA  22102

         19. It is understood and agreed by Owner and Surety that this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

         20. Surety expressly reserves all prior rights, equitable liens and rights to subrogation that would be the Principal's, the laborers' or materialmen's or the Contractor's under the Contract or at law or equity, as well as its own rights dating back to the execution of the Bonds, including but not limited to those rights and remedies that may accrue during the completion of the Contract. No waiver of such rights is agreed to or implied or intended regardless of any provisions of this Agreement to the contrary.

         21. Owner expressly reserves all rights, claims and causes of action that it may have against Principal and/or Surety under the Contract, this Agreement and/or the Bonds to seek recovery of any and all damages incurred by Owner as a result of defaults under and/or breaches of the Contract, the Agreement and/or the Bonds. The rights, claims and causes of action reserved by Owner shall include, without limitation, claims for delay damages incurred by Owner as a result of Principal's and/or Surety's defaults. Notwithstanding any language in the Contract to the contrary, the making of payments to Surety as provided for herein shall not constitute a waiver of any rights or claims for damages resulting from breaches of the Contract. By paying the Contract Balance to Surety as provided for herein, Owner is merely acknowledging completion of the construction work as required by the Contract. Surety hereby acknowledges that Owner has reserved its rights with respect to damages incurred as a result of defaults of Principal and/or Surety and that Owner has the right to and may assert claims against Surety and/or Principal to recover all such damages.

         22. Owner agrees that as part of its obligations hereunder, it will stay all pending arbitration proceedings against principal relating to this or any other Project for a period of ninety (90) days from the date of execution of this Agreement to provide the parties with an opportunity to negotiate a settlement of any outstanding claims. Should such settlement negotiations fail, Owner shall have the right to reinitiate its arbitration proceedings upon the expiration date of this ninety (90) day period.

         23. All terms and conditions of the Contract shall be and remain the same.

         24. Other than as set forth below in this paragraph, the parties hereto do not intend by any provision of this Agreement to create any third-party beneficiaries nor to confer any benefit upon or enforceable rights or otherwise upon anyone other than the parties hereto. The parties do, however, acknowledge that the Contract and the Bonds were collaterally assigned by Owner to New Meditrust Company LLC ("New Meditrust") at the commencement of the Project and that, pursuant to such assignment, New Meditrust has certain rights under the Contract, the Bonds and/or this Agreement.

         25. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement. Delivery of an executed copy of this Agreement via facsimile or other electronic transmission shall be deemed effective delivery.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above, and each of the undersigned personally represent and warrant that they have the full right, power and authority to execute this Agreement on behalf of the respective parties.



                                      OWNER


                                      By: /s/ Robin L. Barber
                                      Name:   Robin L. Barber
                                      Title:  Vice President and
                                              Secretary


                                      SURETY


                                      By: /s/ Matthew L. Silverstein
                                      Name:   Matthew L. Silverstein
                                      Title:  Surety Claims Attorney